EXHIBIT 2.0 - AGREEMENT AND PLAN OF REORGANIZATION

                 AGREEMENT AND PLAN OF REORGANIZATION

     This agreement is entered into this 6th day of September, 2001 between TOTALSEEK.COM, INC., a Delaware corporation, (herein, the "Company") and URAG CORPORATION, a Delaware corporation, (herein, "URAG") and JOREN LLC, a Delaware Limited Liability Company, (herein, "JOREN"). The Company and URAG desire to enter into this Agreement and Plan of Reorganization whereby the Company will acquire voting control, reorganize URAG and become a successor issuer to URAG's Securities and Exchange Commission ("SEC") reporting obligations as provided for in SEC Rule 12g-3(a).

     For good and valuable consideration, receipt of which is acknowledged the parties agree, represent and warrant the following:

                              Agreement

A. Purchase of Shares. The Company agrees to purchase five million (5,000,000) restricted common shares (the "Shares") of URAG from its sole shareholder, JOREN, which represents 100% of the total capitalization of URAG, for Eight Thousand ($8,000) Dollars (the "Purchase Price"). The Purchase Price for the Shares shall be payable through the Company's execution, at Closing, of a Convertible Promissory Note in favor of JOREN, substantially in the form attached hereto as Exhibit A and incorporated herein by this reference.

B. Reorganization. In connection with a corporate succession transaction URAG will become a wholly owned subsidiary of the Company.

C. Representations, Warranties and Covenants of the Company: The
Company represents and warrants to URAG as of the date hereof and as of the Closing Date:

     SECTION 1. Enforceability of Agreement Against the Company. The Company has all necessary power and authority to enter into this Agreement to which it is a party, to carry out the obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligations of the Company enforceable against it in accordance with the respective terms.

     SECTION 2. Incorporation, Authority and Qualification of The Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to carry on the business now being conducted by it. The Company is duly qualified to do business, and is in good standing, in each jurisdiction, if any, where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

     SECTION 3. No Conflict. The execution and delivery by the Company of this Agreement and each Related Document to which the Company is a party has been obtained and all applicable filings and notifications required by law, agreement or otherwise have been made, the performance by the Company of this Agreement and each Related Document to which they are parties will not:

     (a) Violate or conflict with any term or provision of the articles or certificate of incorporation (or other charter documents) of the Company;

     (b) Conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Company;

     (c) Conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the assets pursuant to, any assigned contract or any licenses;

     (d) Without limiting the generality of the foregoing, result in the termination, denial or impairment of any material contract, arrangement or benefit granted with respect to the Company's business.

     SECTION 4. Consents, Approvals and Notifications. The execution and delivery by the Company of this Agreement and each Related Document to which it is a party does not, and the performance by it of this Agreement and such Related Documents will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person with the exception of filings required by the Securities and Exchange Commission, including, but not limited to, a Current Report on Form 8-K which will be filed by the Company on, or before 15 days from the date of closing. The Company will become a successor issuer under Securities and Exchange Commission Rule 12g-3(a) and will elect successor issuer status.

     SECTION 5. Financial Statements.

     5.1 The Company agrees to file required audited financial statements and interim financial statements if required prepared in accordance with GAAP on Form 8-K. and assuming the Company will continue as a going concern, are true and correct and present fairly in all material respects the financial condition of the Company and the results of operations and changes in cash flow of the Company for the periods to which each relates.

     SECTION 6. Litigation. There is no claim, action, investigation, arbitration or proceeding pending or, threatened against the Company, or against or relating to any of the assets or the ability of the Company to perform its obligations hereunder, before any arbitrator, judge, court or governmental authority. The Company is not subject to any order, writ judgment, injunction, decree, determination or award of any arbitrator, judge, court or governmental authority.

     SECTION 7. Environmental Matters. The Company has not used any property, real or personal to generate, manufacture, refine, transport, treat, store, handle, or dispose of any hazardous substances except in accordance with all applicable federal and state environmental laws.

     SECTION 8. Taxes. The Company has or will duly file or caused to be filed all federal income tax returns and all other federal, state, county, local or city tax returns which are required to be filed, including, but not limited to, income and employee withholding taxes, and the Company has paid or caused to be paid all taxes shown on said returns or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books reserves (segregated to the extent required by sound accounting practice) reasonably deemed by the Company to be adequate with respect thereto.

     SECTION 9. Absence of Changes. Since the date of the Audited Financial Statements, the Company has operated its business in the ordinary course consistent with past practices and there has not been, except as disclosed in this Agreement or the Exhibits attached hereto:

     i. any Material Adverse Effect;

     ii. any damage, destruction or loss (whether or not covered by insurance) affecting any tangible asset or property used or useful in the business operations, normal wear and tear excepted;

     iii. any payments, discharges or satisfactions by the Company of any liens, claims, charges or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) relating to the business operations, other than in the ordinary course of the business and consistent with past practice;

     iv. any licenses, sales, transfers, pledges, mortgages or other dispositions of any tangible or intangible assets having a value over $1,000 (in the aggregate) used or held for use in connection with the operation of the business, other than in the ordinary course of business and consistent with past practice;

     v. any write-offs as uncollectible of any accounts receivable or notes receivable of the operations, or any portion thereof, not provided for in the allowance for uncollectible accounts in the Interim Financial Statements;

     vi. any cancellations of any material debts or claims of, or any amendments, terminations or waivers of any rights of material value to, the business operations;

     vii. any general uniform increase in or change in the method of computing the compensation of employees of the Company who perform services for the benefit of the business operations;

     viii. any material changes in the manner in which the Company extends discount or credits to customers or otherwise deals with customers of its business;

     ix. any material changes in the accounting methods or practices followed by the Company and or any changes in depreciation or amortization policies or rates theretofore adopted;

     x. any capital commitments by the Company and for additions to property, plant or equipment of the business operations;

     xi. any agreements or commitments to merge or consolidate with or otherwise acquire any other corporation, association, firm or other business organization or division thereof;

     xii. any declarations of dividend, payment of any dividend, issuance of any securities, purchase or redemption of any securities, commitments or authorizations for any changes to its Articles of Incorporation or amendments to any by-laws, conversions of any options, warrants or otherwise into common shares;

     xiii. any other material transaction relating to the Company other than in the ordinary course of the business and consistent with past practice; or

     xiv. any agreements or understandings, whether in writing or otherwise, for the Company to take any of the actions specified in items i. through xii. above.

     SECTION 10. Undisclosed Liabilities. The Company does not have any liabilities or obligations of any nature that would be required by GAAP to be reflected in the Financial Statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), except: (a) such liabilities and obligations which are reflected in the Financial Statements, or (b) such liabilities or obligations which were incurred in the ordinary course of business for normal trade or business obligations and are not individually or in the aggregate in excess of $1,000.

     SECTION 11. Compliance with Laws. Except as individually or in the aggregate would not have a Material Adverse Effect, the Company has complied in all respects with all laws of all Governmental Authorities (including all tariff and reporting requirements) with respect to its business operations.

D. Representations, Warranties and Covenants of URAG: URAG represents and warrants to the Company as of the date hereof and as of the Closing Date:

     SECTION 1. Enforceability of Agreement Against URAG. URAG has all necessary power and authority to enter into this Agreement to which it is a party, to carry out the obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligations of URAG enforceable against it in accordance with the respective terms.

     SECTION 2. Shares. URAG's shares have been validly issued and are free and clear of all liens, charges, demands or adverse claims or other restrictions on the exercise of any of the attributes of ownership. There are no contracts, arrangements, and commitments or restrictions relating to the issuance, sale, transfer or purchase or obtaining of shares or other ownership interests in the Shares, except for this Agreement.

     SECTION 3. Incorporation, Authority and Qualification of URAG. URAG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. URAG has all necessary corporate power and authority to carry on the business now being conducted by it. URAG is duly qualified to do business, and is in good standing, in each jurisdiction, if any, where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary. URAG is authorized to issue 20,000,000 common shares, par value $0.0001 per share. URAG is authorized to issue 5,000,000 preferred shares, par value $0.0001 per share. No other classes of stock are authorized or issued except as set forth herein. There are no outstanding options, warrants, rights, director/officer compensation rights, or otherwise, other than those disclosed herein and the financial statements.

     SECTION 4. No Conflict. The execution and delivery by URAG of this Agreement and each Related Document to which it is a party have been obtained and all filings and notifications required by law, agreement or otherwise have been made, the performance by URAG of this Agreement and each Related Document to which each is a party will not:

     (i) Violate or conflict with any term or provision of the articles or certificate of incorporation (or other charter documents) of URAG;

     (ii) Conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to URAG;

     (iii) Conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the assets pursuant to, any assigned contract or any licenses;

     (iv) Without limiting the generality of the foregoing, result in the termination, denial or impairment of any material contract, arrangement or benefit granted with respect to URAG's business, or require the payment of any fees, taxes or assessments.

     SECTION 5. Consents, Approvals and Notifications. The execution and delivery by URAG of this Agreement and each Related Document to which it is a party does not, and the performance by it of this Agreement and such Related Documents will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person, with the exception of filings required by the Securities and Exchange Commission, including, but not limited to, a Current Report on Form 8-K which will be filed by the Company on, or before 15 days from the date of closing.

     SECTION 6. Financial Statements.

     6.1 URAG has furnished to the Company copies of (a) audited balance sheets of URAG and audited statements of income, changes in shareholders' equity and statements of cash flow for the period ending December 31, 2000, together with interim financial statements and the reports and notes thereon, independent certified public accountants (collectively, the "Audited Financial Statements").

     6.2 The Audited Financial Statements (a) have been prepared in conformity with GAAP applied on a consistent basis from year to year (except as noted otherwise therein); and are true and correct and present fairly in all material respects the financial condition of URAG and the results of operations and changes in cash flow of URAG for the periods to which each relates.

     6.3 To the knowledge of URAG, the Interim Financial Statements,
(a) have been prepared in conformity with GAAP applied on a consistent basis from year to year (except as noted otherwise therein), subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (which, if presented, would not differ materially from those included in the Audited Financial Statements), and are true and correct and present fairly in all material respects the financial condition of URAG and the results of operations and changes in cash flow of URAG for the periods to which each relates.

     SECTION 7. Litigation. There is no claim, action, investigation, arbitration or proceeding pending or, threatened against URAG, or against or relating to any of the assets or the ability of it to perform its obligations hereunder, before any arbitrator, judge, court or governmental authority. URAG is not subject to any order, writ judgment, injunction, decree, determination or award of any arbitrator, judge, court or governmental authority.

     SECTION 8. Contracts. To the extent applicable, Exhibit "B" contains an accurate and complete list of all written and oral agreements and contracts in effect on the date of this Agreement to which URAG is a party in connection with the business operations or by which any of its properties or assets relating to the operation are bound. There are no contracts in formation or which are capable of subsequent formation as a result of future satisfied conditions. URAG has made available to the Company true and complete copies of the contracts (including any amendments or modifications thereto).

     SECTION 9. Environmental Matters. URAG has not used any property, real or personal to generate, manufacture, refine, transport, treat, store, handle, or dispose of any hazardous substances except in accordance with all applicable federal and state environmental laws.

     SECTION 10. Taxes. URAG has or will duly file or caused to be filed all federal income tax returns and all other federal, state, county, local or city tax returns which are required to be filed, including, but not limited to, income and employee withholding taxes, and it has paid or caused to be paid all taxes shown on said returns or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books reserves (segregated to the extent required by sound accounting practice) reasonably deemed by it to be adequate with respect thereto.

     SECTION 11. Absence of Changes. Since the date of the Audited Financial Statements, including its interim unaudited financial statements filed on Form 10-QSB with the Securities and Exchange Commission, URAG has operated its business in the ordinary course consistent with past practices and there has not been, except as disclosed in this Agreement or the Exhibits attached hereto:

     i. any Material Adverse Effect;

     ii. any damage, destruction or loss (whether or not covered by insurance) affecting any tangible asset or property used or useful in the business operations, normal wear and tear excepted;

     iii. any payments, discharges or satisfactions by it of any liens, claims, charges or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) relating to the business operations, other than in the ordinary course of the
business and consistent   with past practice;

     iv. any licenses, sales, transfers, pledges, mortgages or other dispositions of any tangible or intangible assets having a value over $1,000 (in the aggregate) used or held for use in connection with the operation of the business, other than in the ordinary course of business and consistent with past practice;

     v. any write-offs as uncollectible of any accounts receivable or notes receivable of the operations, or any portion thereof, not provided for in the allowance for uncollectible accounts in the Interim Financial Statements;

     vi. any cancellations of any material debts or claims of, or any amendments, terminations or waivers of any rights of material value to, the business operations;

     vii. any general uniform increase in or change in the method of computing the compensation of employees of it who perform services for the benefit of the business operations;

     viii. any material changes in the manner in which URAG extends discount or credits to customers or otherwise deals with customers of its business;

     ix. any material changes in the accounting methods or practices followed by URAG and or any changes in depreciation or amortization policies or rates theretofore adopted;

     x. any capital commitments by URAG and for additions to property, plant or equipment of the business operations;

     xi. any agreements or commitments to merge or consolidate with or otherwise acquire any other corporation, association, firm or other business organization or division thereof;

     xii. any declarations of dividend, payment of any dividend, issuance of any securities, purchase or redemption of any securities, commitments or authorizations for any changes to its Articles of Incorporation or amendments to any by-laws, conversions of any options, warrants or otherwise into common shares.

     xiii. any other material transaction relating to URAG other than in the ordinary course of the business and consistent with past practice; or

     xiv. any agreements or understandings, whether in writing or otherwise, for URAG to take any of the actions specified in items i. through xii. above.

     SECTION 12. Undisclosed Liabilities. URAG does not have any liabilities or obligations of any nature that would be required by GAAP to be reflected in the Financial Statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), except: (a) such liabilities and obligations which are reflected in the Financial Statements, or (b) such liabilities or obligations which were incurred in the ordinary course of business for normal trade or business obligations and are not individually or in the aggregate in excess of $1,000.00.

     SECTION 13. Compliance with Laws. Except as individually or in the aggregate would not have a Material Adverse Effect, URAG has complied in all respects with all laws of all Governmental
Authorities (including all tariff and reporting requirements) with respect to its business operations.

     SECTION 14. Change in Control of URAG. The URAG's Board of
Directors will nominate William Tay as a successor director and President of URAG, effective at closing.

     SECTION 15. Reporting Company Status of URAG. URAG has filed with the Securities and Exchange Commission a registration statement on Form 10-SB that became effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to Section
(g) thereunder. URAG received no comment letters from the Securities and Exchange Commission relating to its Form 10-SB, and became a reporting company by operation of law on January 13, 2000.

E.     Miscellaneous Provisions.

     SECTION 1. Conditions to Closing

     1.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the purchase of the shares shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one of which may be waived by URAG without waiver of any other rights or remedies which URAG may have under this Agreement:

          i. The Company's Closing Documents. At the Closing, URAG and JOREN shall have executed and/or delivered the following Related Documents to which it is a party or for which it is responsible: (1) This Agreement, and (2) delivery of common shares of URAG.


     1.2 Conditions to Obligations of URAG and JOREN. The obligations of JOREN to consummate the sale of the shares of URAG and URAG's plan to reorganize as contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one of which may be waived by the Company without waiver of any other rights or remedies which the Company may have under this Agreement.

          i. Closing Documents. At the Closing, the Company shall have executed and/or delivered this Agreement and delivered the Convertible Promissory Note of the Company to JOREN.

     SECTION 2. Indemnification.

     2.1 Survival. All representations and warranties and covenants and agreements contained herein shall survive the execution of hereof and the Closing Date. Any investigations by or on behalf of any party shall not constitute a waiver as to enforcement of any representation, warranty or covenant contained in this Agreement. No notice or information delivered by one party shall affect the other party's right to rely on any representation or warranty made by the party delivering the notice or information or relieve that party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

     2.2 Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

     SECTION 3. General Provisions.

     3.1 Headings and Interpretation. The headings used in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any term or provision of this Agreement.

     3.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

     3.3 Entire Agreement. This Agreement represents the entire understanding of the parties with reference to the matters set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications and prior agreements among the parties relating to the subject matter herein.

     3.4 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

     3.5 Applicable Law. This Agreement shall be governed by the substantive laws of the State of Pennsylvania, without regard to its conflict of laws provisions.

     3.6 Counterparts and Facsimile Transmission Copies of Originals. This Agreement may be executed in several original or facsimile copy counterparts and all so executed and transmitted shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart. Facsimile transmitted signatures shall be deemed valid as though they were originals and the parties may perform any and all obligations and duties in reliance on the facsimile copies.

     3.7 Further Assurances, Additional Documents, Etc. The parties will cooperate with each other to accommodate the intent of this agreement. URAG will provide the Company with all financial records of URAG so that there will be a seamless financial transition.

     IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Stock
Purchase Agreement as of the date first written above.


TOTALSEEK.COM, INC.                   URAG CORPORATION


/s/ William Tay                       /s/ Alfred Arberman
------------------------------        ------------------------------
By: William Tay                       By: Alfred Arberman
Title: President                      Title: President

Address:                              JOREN LLC
TOTALSEEK.COM, INC.
1422 Chestnut St., Suite #410
Philadelphia, PA 19102                /s/ Alfred Arberman
                                      ------------------------------
                                      By: Alfred Arberman
                                      Title: President

                                      Address:
                                      URAG CORPORATION
                                      JOREN LLC
                                      1490 Blue Jay Circle
                                      Weston, FL 33327






EXHIBIT A

                     CONVERTIBLE PROMISSORY NOTE

$8,000.00                                   Date:  September 6, 2001

     FOR VALUE RECEIVED, the undersigned TotalSeek.com, Inc., a Delaware corporation ("Maker") promises to pay to the order of Joren LLC, ("Lender"), or assigns, at 1490 Blue Jay Circle, Weston, FL 33327, or at such other place as may be designated in writing by the holders of this Promissory Note ("Note"), the principal sum of EIGHT THOUSAND AND 00/100 DOLLARS ($8,000.00) (the "Principal Sum"). The unpaid Principal Sum shall bear interest from the date hereof paid at a rate of ten (10%) percent per annum, simple interest, until maturity.

     The unpaid Principal Sum and all accrued but unpaid interest thereon shall all be due and payable on September 6, 2002 (the "Due Date").

     The Maker reserves the right to prepay this Note (in whole or in part) prior to the Due Date with no prepayment penalty.

     This Note is being executed by Maker as payment for the Shares of URAG Corporation, pursuant to the terms of the Agreement and Plan of Reorganization of even date herewith in connection with this Note.

     All payments to be made under this Note shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payment.

     In the event that an action is instituted to collect this Note, or any portion thereof, Maker promises to pay all costs of collection, including but not limited to reasonable attorneys' fees, court costs, and such other sums as the court may establish.

     In the event of a default under this Note when due, then the holder of this Note, at its election, may declare the entire unpaid Principal Sum and all accrued but unpaid interest thereon immediately due and payable.

     Lender shall have the right at any time to convert the Principal Sum and all accrued and unpaid interest thereon into a number of shares of common stock of the Maker (the "Shares") at a price of $0.032 per share. And if converted, it is agreed that during a one (1) year period commencing at the date of conversion, whenever Maker files a registration statement under the Securities Act of 1933 (the "1933 Act") which relates to a current offering of securities of Maker (except in connection with an offering on Forms S-4 or S-8, or any other inappropriate form(s)), Maker shall offer to the Lender the opportunity to register or qualify the Shares for public trading. Maker shall give at least 30 days' prior notice to the Lender of its intention to file a registration statement under the 1933 Act, which notice shall constitute an offer to the Lender. The Lender shall pay for its own selling expenses, commissions or underwriting discounts. However, the Maker will pay all registration expenses in connection therewith.

     Every provision hereof is intended to be several. If any provision of this Note is determined, by a court of competent jurisdiction to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions hereof, which shall remain binding and enforceable.

     This Note is made in the State of Pennsylvania and it is mutually agreed that Pennsylvania law shall apply to the interpretation of the terms and conditions of this Note.

     All agreements between the holder of this Note and Maker are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of deferment or acceleration of the maturity of this Note or otherwise, shall the rate of interest hereunder exceed the maximum permissible under applicable law with respect to the holder. If, from any circumstances whatsoever, the rate of interest resulting from the payment and/or accrual of any amount of interest hereunder, at any time that payment of interest is due and/or at any time that interest is accrued, shall exceed the limits prescribed by such applicable law, then the payment and/or accrual of such interest shall be reduced to that resulting from the maximum rate of interest permissible under such applicable law.
This provision shall never be superseded or waived.

     The makers, endorsers, and/or guarantors of this Note do hereby severally waive presentment, demand, protest and notices of protest, demand dishonor and nonpayment.

     IN WITNESS WHEREOF, this instrument is executed as of the date first hereinabove set forth.


                              TOTALSEEK.COM, INC.
                              (Maker)


                              By: /s/ William Tay
                              ------------------------------
                              William Tay
                              President and Chief Executive Officer






EXHIBIT B

1) LOCK UP AGREEMENT WITH JOREN LLC DATED NOVEMBER 8, 1999

2) AGREEMENT BETWEEN URAG CORPORATION AND JOREN LLC DATED
   NOVEMBER 8, 1999